UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

OncoSec Medical Incorporated

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5820 Nancy Ridge Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

OncoSec Medical Incorporated (the “Company”) and Rev.1 Engineering Inc. (“Rev.1”) entered into a Research and Development Services Agreement effective March 6, 2015 (the “Agreement”). The Company and Rev.1 entered into an Amendment No. 1 to Research and Development Services Agreement effective February 17, 2016 (the “Amendment,” and collectively with the Agreement, the “Amended Agreement”). Under the Amended Agreement, Rev.1 has provided research and development services to the Company relating to certain Company device development efforts.

As part of the Company’s normal business practice of reviewing the cost and efficiency of its programs, the Company has terminated the Amended Agreement in a notice to Rev.1 dated June 29, 2016. The termination will be effective July 31, 2016 (the “Termination Date”). On the Termination Date, as a termination fee, the Company will forfeit to Rev.1 any remaining portion of the deposit that was pre-paid under the Amended Agreement. As of May 31, 2016, approximately $203,249 of the deposit remained outstanding. As provided in the Amended Agreement, ten percent of each invoice will continue to be applied against and will thereby reduce the deposit amount that the Company will forfeit on the Termination Date.

The Company will now work with Rev.1 to transition its projects from Rev.1 to the Company in advance of the Termination Date.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference, and by the full text of the Amendment, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Research and Development Services Agreement, dated March 6, 2015, by and between the Company and Rev.1 Engineering Inc.

10.2	Amendment No. 1 to Research and Development Services Agreement, dated February 17, 2016, by and between the Company and Rev.1 Engineering Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2016	OncoSec Medical Incorporated

	By:	/s/ Punit Dhillon
	Name:	Punit Dhillon
	Title:	President and Chief Executive Officer (Principal Executive Officer)